Exhibit 99.1

BOARD RESOLUTION

MADE IN USA INC
(A Nevada Corporation)

BOARD RESOLUTION APPROVING CORPORATE NAME CHANGE, SYMBOL CHANGE, AND FORWARD STOCK SPLIT

Date: September 8, 2025
Location: Telephonically to All Parties

The undersigned, being all members of the Board of Directors of MADE IN USA INC (the “Company”), a Nevada corporation, do hereby adopt the following resolutions by unanimous written consent:

WHEREAS,

the Board has determined that it is in the best interests of the Company and its shareholders to change the corporate name and request a new trading symbol better to reflect the Company’s business focus and mission; and

WHEREAS,
The Board has further determined that a forward stock split in the ratio of four-for-one (4:1) will enhance the trading liquidity of the Company’s common stock and benefit existing shareholders without altering their relative ownership interests.

NOW, THEREFORE, BE IT RESOLVED:

1.	Corporate Name Change

•	The name of the Company shall be changed from Alixo-Yolloo Corp to MADE IN USA INC.

•	The officers of the Company are authorized and directed to file an Amendment to the Company’s Articles of Incorporation with the Nevada Secretary of State and to take all necessary steps to give effect to the name change.

2.	Symbol Change

•	The Company shall request from the Financial Industry Regulatory Authority (FINRA) and OTC Markets Group a change in its trading symbol, from ALXY to MADE (preferred).

•	The officers of the Company are authorized and directed to submit all required forms, resolutions, and supporting documentation to FINRA and OTC Markets Group to effectuate the symbol change.

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3.	Forward Stock Split

•	The Company hereby approves a forward split of its common stock on a four-for-one (4:1) basis.

•	Each shareholder of record as of the Record Date to be set by the officers of the Company shall receive three additional shares of common stock for every one share held.

•	No fractional shares shall be issued; any fractional interests shall be rounded up to the nearest whole share.

•	The forward split shall not affect the par value, authorized shares, or relative ownership percentages of shareholders.

4.	CUSIP and Transfer Agent

•	The officers of the Company are authorized to coordinate with CUSIP Global Services to obtain an updated CUSIP number, if required.

•	The Company’s transfer agent, VStock Transfer LLC, is authorized to issue updated shareholder positions and provide FINRA with an attestation letter confirming pre- and post-split share counts.

5.	Regulatory Filings

•	The officers of the Company are authorized and directed to submit all necessary filings with FINRA (Rule 6490 Corporate Action Notification), OTC Markets, and the Securities and Exchange Commission (SEC), including any Form 8-K, press release, or other disclosure required by applicable law and regulation.

6.	General Authority

•	The officers of the Company are hereby authorized and empowered to execute any and all documents and take any and all actions as may be necessary or desirable to carry out the intent of the foregoing resolutions.

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IN WITNESS WHEREOF, the of the Company have all voted unanimously for these resolutions via this telephonically Board meeting witnessed by the Secretary of the Board and evidenced by signature below.

As evidenced this 9th day of September 2025

/s/ Dominick F. Maggio

Dominick F. Maggio

Board Secretary

Cc: Adam Reiser, Chairman/CEO

Michelle Tan, Director/EVP

Larry Light, Director

Luci Sheehan, Director

Pete Petropoulos, Director

Marty Martin, Independent Director

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